Exhibit 10.18

CONSULTING AGREEMENT

          THIS AGREEMENT, made and entered into, and effective this 23rd day of February, 2009 (the “Effective Date”), by and between Cornerworld Corporation, a Nevada corporation with its principal place of business at 12222 Merit Drive, Suite 120, Dallas, Texas 75251 (the “Corporation”), and Peter Lazor, an individual (“Consultant”).

WITNESSETH:

          WHEREAS, the Corporation desires to retain the consulting services of Consultant on the terms and conditions provided in this Agreement;

          WHEREAS, Consultant desires to provide such consulting services to the Corporation on the terms and conditions provided in this Agreement, with the understanding that he shall not be required to devote his full time to the business of the Corporation and shall be free to pursue other personal and business interests.

          NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, it is agreed as follows:

          1. CONSULTING ARRANGEMENT

               1.1 Contract for Services. The Corporation hereby contracts for the services of Consultant and Consultant agrees to perform such duties and responsibilities and to render advice and consulting services as may be requested by the Corporation from time to time during the term of the consulting arrangement in connection with the Corporation’s business throughout the United States and world wide (“Consulting Arrangement”).

               1.2 Prohibited Services. The services to be rendered by Consultant to the Corporation shall under no circumstances include, directly or indirectly, the following: (i) Any activities which could be deemed by the Securities and Exchange Commission to constitute investment banking or any other activities required by Consultant to register as a broker-dealer under the Securities Exchange Act of 1934; (ii) Any activities which could be deemed to be in connection with the offer or sale of securities in a capital-raising transaction; or (iii) Any market making or promotional activities regarding or involving the Corporation’s common stock.

          2. COMPENSATION FOR THE CONSULTING ARRANGEMENT

               2.1 Consideration for Consulting Services. As full consideration for the consulting services to be provided by the Consultant hereunder, the Corporation shall issue to Consultant, a warrant to purchase 250,000 shares of common stock, par value $0.001 per share, of the Corporation at an exercise price of $0.50 per share on the date hereof (the “Warrant”). Consultant may exercise the Warrant at any time following the full execution of this Agreement for a period of up to seven (7) years. The company will register the warrant and underlying shares issued under this agreement. These shares are to be included in the first registration by the company or an S-8 form to be filed no later than five months from the date of this agreement.

               2.2 Expense Reimbursement. The company agrees to reimburse consultant for all reasonable out of pocket expenses directly related to the performance of consultants services.

          3. TERM OF CONSULTING ARRANGEMENT. The Consulting Arrangement shall be effective as of the Effective Date and shall continue for a period of one year, from the Effective Date until the one year anniversary thereof (the “Consulting Period”).

          4. CONFIDENTIALITY COVENANTS.

               4.1 Acknowledgements by the Consultant. The Consultant acknowledges that (a) during the Consulting Period and as a part of his Consulting Arrangement, the Consultant will be afforded access to Confidential Information (as defined below); (b) public disclosure of such Confidential Information could have an adverse effect on the Corporation and its business; (c) because the Consultant possesses substantial technical expertise and skill with respect to the Corporations business, the Corporation desires to obtain exclusive ownership of each Consultant Invention (as defined below), and the Corporation will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Consultant Invention; (d) the provisions of this Section 5 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and provide the Corporation with exclusive ownership of all Consultant Inventions.

               4.2 Agreements of the Consultant. In consideration of the compensation and benefits to be paid or provided to the Consultant by the Corporation under this Agreement, the Consultant covenants as follows:

          (a) Confidentiality.

               (i) During and following the Consulting Period, the Consultant will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Corporation or except as otherwise expressly permitted by the terms of this agreement.

               (ii) Any trade secrets of the Corporation will be entitled to all of the protections and benefits under New York Statutes and common law and any other applicable law. If any information that the Corporation deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for the purposes of this Agreement. The Consultant hereby waives any requirement that the Corporation submits proof of the economic value of any trade secret or post a bond or other security.

               (iii) None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Consultant demonstrates was or became generally available to the public other than as a result of a disclosure by the Consultant.

               (iv) The Consultant will not remove from the Corporations premises (except to the extent such removal is for purposes of the performance of the Consultants duties at home or while traveling, or except as otherwise specifically authorized by the Corporation, any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”). The Consultant recognizes that, as between the Corporation and the Consultant, all of the Proprietary Items, whether or not developed by the Consultant, are the exclusive property of the Corporation. Upon termination of the Agreement by either party, or upon the request of the Corporation during the Consulting Period, the Consultant will return to the Corporation all of the Proprietary Items in the Consultants possession or subject to the Consultants control, the Consultant shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

          (b) Consultant Inventions. Each Consultant Invention will belong exclusively to the Corporation. The Consultant acknowledges that all the Consultants writing, works of authorship, and other Consultant Inventions are works made for hire and the property of the Corporation, including any copyrights, patents, or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, the Consultant hereby assigns to the Corporation all of the Consultants rights, title, and interest, including all right of copyright, patent and other intellectual property rights, to or in such Consultant Inventions. The Consultant covenants that he will promptly:

               (i) disclose to the Corporation in writing any Consultant Invention;

               (ii) assign to the Corporation or to a party designated by the Corporation, at the Corporations request and without additional compensation, all of the Consultants rights to the Consultant Invention for the United States and all foreign jurisdictions;

               (iii) execute and deliver to the Corporation such applications, assignments, and other documents as the Corporation may request in order to apply for and obtain patents or other registrations with respect to any Consultant Invention in the United States and any foreign jurisdictions;

               (iv) sign all other papers necessary to carry out the above obligations; and

               (v) give testimony and render any other assistance in support of the Corporations rights to any Consultant Invention.

               4.3 Disputes or Controversies. The Consultant recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Corporation, the Consultant, and their respective attorneys and experts, who will agree in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

               4.4 Definitions.

          (a) For the purposes of this Section 4, “Confidential Information” shall mean any and all:

               (i) trade secrets concerning the business and affairs of the Corporation, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devise, know-how, inventions, discoveries, concepts, ideas, designs, methods and information, and any other information, however documented, that is a trade secret:

               (ii) information concerning the business and affairs of the Corporation (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and material, however documented; and

               (iii) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Corporation containing or based, in whole or in part, on any information included in the foregoing.

          (b) For the purposes of this Section 4, “Consultant Invention” shall mean any idea, invention, technique, modification, process, or improvement (whether patentable of not), any industrial design (whether registerable or not), any mask work, however fixed or encoded, that is suitable to be fixed, embedded or programmed in a semiconductor product (whether recordable or not), and work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by the Consultant, either solely or in conjunction with others, during the Consulting Period, or a period that includes a portion of the Consulting Period, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Corporation, and any such item created by the Consultant, either solely or in conjunction with others, following termination of the Consultants Consulting Arrangement with the Corporation, that is based upon or uses Confidential information.

          5. NON-COMPETITION AND NON-INTERFERENCE

               5.1. Acknowledgments by the Consultant. The Consultant acknowledges that:

          (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character;

          (b) the Corporations business is national in scope and its products are marketed throughout the United States and world wide;

          (c) the Corporation competes with other business that is or could be located in any part of the United States and world wide;

          (d) the provisions of this Section are reasonable and necessary to protect the Corporations business.

               5.2. Covenants of the Consultant. In consideration of the acknowledgments by the Consultant, and in consideration of the compensation and benefits to be paid or provided to the Consultant by the Corporation, the Consultant covenants the he may, directly or indirectly:

          (a) during the Consulting Period, except in the course of his Consulting Arrangement hereunder, and during the Post-Consulting Period (as defined below), engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Consultants name or any similar name to, lend Consultant credit to or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of the Corporation anywhere in the United States; provided, however, that the Consultant may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered un Section 12(g) of the Securities Exchange Act of 1934;

          (b) whether for the Consultants own account or for the account or any other person, at any time during the Consulting Period and the Post-Consulting Period, solicit business of the same o similar type being carried on by the Corporation, from any person known by the Consultant to be a customer of the Corporation, whether or not the Consultant had personal contact with such person during and by reason of the Consultants Consulting Arrangement with the Corporation;

          (c) whether for the Consultant’s own account or the account of any other person:

               (i) at any time during the Consulting Period and the Post-Consulting Period, solicit, employ, or otherwise engage as any employee, independent contractor, or otherwise, any person who is or was an employee of the Corporation at any time during the Consulting Period or in any manner induce or attempt to induce any employee of the Corporation to terminate his Consulting Arrangement with the Corporation;

               (ii) at any time during the Consulting Period and for three (3) years thereafter, interfere with the Corporations relationship with any person, including any person who at any time during the Consulting Period was an employee, contractor, supplier, or customer of the Corporation; or

          (d) at any time during or after the Consulting Period, disparage the Corporation or of its shareholders, directors, officers, employees, or agents.

          For purposes of the Section 5.2, the term “Post-Consulting Period means the one year period beginning on the date of termination of the Consultants Consulting Arrangement with the Corporation.

          If any covenant in this Section 5.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time and geographic area, and such lesser scope, time, or geographic area, or all of the them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding and enforceable against the Consultant. The period of time applicable to any covenant in this Section 5.2 will be extended by the duration of any violation by the Consultant of such covenant.

          6. NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when;

          (a) delivered by hand ( with written confirmation of receipt);

          (b) sent by facsimile ( with written confirmation of receipt), provided that a copy is mailed by register mail, return receipt requested, or;

          (c) when received by the addressee, if sent by a nation-ally recognized overnight delivery service (receipt requested), in each case to be the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile number as a party may designate by notice to the other parties):

If to the Corporation:	CornerWorld Corporation 12222 Merit Drive, Suite 120 Dallas, Texas 75251 Attn: Scott Beck

If to the Consultant:	[Intentionally omitted]

          7. TERMINATION. The Company or Consultant may terminate the Consulting Arrangement hereunder at any time for any reason or no reason.

          8. ASSIGNMENT.

          (a) This Agreement is a personal contract calling for the provision of unique services by Consultant, and Consultant’s rights and obligations hereunder may not be assigned or transferred without the prior written consent of the Corporation. In the event of any attempted assignment or transfer of rights or obligations hereunder by Consultant contrary to the provisions hereof, the Corporation shall have no further liability hereunder.

          (b) The Corporation may assign or transfer this Agreement to (i) a successor entity in the event of a merger, consolidation, or transfer or sale of substantially all of the assets of the Corporation or (ii) any entity controlling, under common control with or controlled by the Corporation, provided that the Corporation continues to remain primarily liable for the performance of its obligations under this Agreement. In the case of any such assignment or transfer by the Corporation, the rights and obligations of this Agreement shall be binding upon and inure to the benefit of such successor and assigns of the Corporation.

          9. BINDING EFFECT. This Agreement shall extend to, shall inure to the benefit of and shall be binding upon all the parities hereto and upon all their respective heirs, successors and representative.

          10. ENTIRE AGREEMENT. This Agreement, including the agreements incorporated by reference, contains the entire Agreement among the parties hereto with respect to the matters contemplated hereby and supersedes all prior agreements and undertakings between the parties with respect to such matters. This Agreement may not be amended, modified or terminated in whole or in part, except in writing, executed by each of the parties hereto.

          11. INDEMNIFICATION. Consultant hereby agrees to hold harmless and indemnify the Corporation from and against any and all loss, damage, expense, and cost (including reasonable attorney’s fees incurred in connection with the same) incurred by Corporation as a result of Consultants breach of any covenant or agreement made herein.

          12. SPECIFICE PERFORMANCE. Consultant acknowledges that his obligations hereunder are unique, and that it would be extremely impracticable to measure the resulting damages if he should default in his obligations under this Agreement. Accordingly, in the event of the failure by Consultant to perform his obligations hereunder, which failure constitutes a breach hereof by him, the Corporation may, in addition to any other available right or remedies, sue in equity for specific performance and, in connection with any such suit, Consultant expressly waives the defense therein that the Corporation has an adequate remedy at law.

          13. SEVERABILITY. Should any part of any provision of this Agreement be declared invalid by a court of competent jurisdiction, such decision or determinations shall not affect the validity of any remaining portion of such provision or any other provision and the remainder of the Agreement shall remain in full force and effect and shall be construed in all respects as if such invalid or unenforceable provision or portion thereof were not contained herein. In the event of a declaration of invalidity, the provision or portion thereof declared invalid shall not necessarily be invalidated in its entirety, but shall be observed and performed by the parties of the Agreement to the extent such provision is valid and enforceable.

          14. SECTION HEADINGS. The section heading contained herein are for convenience of reference only and shall not be considered any part of the terms of this Agreement.

          15. CHOICE OF LAW. This Agreement shall be interpreted and performed in accordance with the laws of the State of New York, and the parties agree, notwithstanding the principles of conflicts of law, that the internal laws of the State of New York shall govern and control the validity, interpretation, performance, and enforcement of this Agreement. Venue for any action under this Agreement shall rest in New York County, New York.

          16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall constitute a duplicate original of this Agreement but together shall constitute one and the same instrument.

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          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.

PETER LAZOR

/s/ Peter Lazor

CORNERWORLD CORPORATION

/s/ Scott Beck

By:	Scott Beck
Title:	Chief Executive Officer